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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                    CARDIODYNAMICS INTERNATIONAL CORPORATION

            Michael K. Perry and Steve P. Loomis hereby certify that:

                  1. They are the Chief Executive Officer and Secretary, respectively, of CardioDynamics International Corporation, a California corporation.

                  2. Article Three of the Articles of Incorporation of this corporation is amended in its entirety to read as follows:

                           "ARTICLE THREE: The corporation is authorized to
                  issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is 68,000,000 shares. 50,000,000 shares shall be Common Stock and 18,000,000 shares shall be Preferred Stock.

                           The Preferred Stock may be issued from time to time
                  in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

                  3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

                  4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the California Corporations Code. The current total number of outstanding shares of the corporation is 32,102,743 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50 percent of all outstanding shares. No shares of Preferred Stock are outstanding.


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                  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED:  July 23, 1998



                                       /s/ MICHAEL K. PERRY
                                       -----------------------------------------
                                       Michael K. Perry, Chief Executive Officer


                                       /s/ STEVE P. LOOMIS
                                       -----------------------------------------
                                       Steve P. Loomis, Secretary